Exhibit 4.1

SECURITIES PURCHASE AND AMENDMENT AGREEMENT

This Securities Purchase and Amendment Agreement (this “Agreement”) is made as of August 13, 2010 by and among Lenco Mobile Inc., a Delaware corporation (“Lenco”), AdMax Media Inc., a Nevada corporation (“AdMax”), and Agile Opportunity Fund, LLC, a Delaware limited liability company (“Agile”).  Lenco, AdMax and Agile are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

A.           Lenco, Superfly Advertising, Inc., a Delaware corporation, and Agile entered into a securities purchase and restructuring agreement dated July 31, 2009 (the “July 2009 SPA”) pursuant to which, among other considerations, (i) Lenco issued to Agile a secured convertible promissory note in the original principal amount of $718,500 inclusive of original issue discount of which $668,250 remains outstanding as of the date of this Agreement (the “July 2009 Note”) and (ii) Lenco entered into a pledge agreement pursuant to which Lenco pledged its shares in AdMax to secure the performance of its obligations under the July 2009 Note (the “Pledge Agreement”).

B.           Lenco and Agile entered into a securities purchase and amendment agreement dated November 30, 2009 (the “November 2009 SPA”) pursuant to which, among other considerations, Lenco issued to Agile an original issue discount secured convertible promissory note in the original principal amount of $460,000 inclusive of original issue discount all of which remains outstanding as of the date of this Agreement (the “November 2009 Note” and together with the July 2009 Note, the “Notes”).

C.           The Parties desire to extend the maturity dates under the Notes, reduce the interest rates under the Notes and increase the amount due under the July 2009 Note all on the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
AMENDMENT AND TERMINATION OF AGREEMENTS; ISSUANCE OF SHARES

Section 1.1  Amendment of July 2009 Note.  The July 2009 Note is hereby amended as follows: (i) the maturity date as set forth on the first page of the July 2009 Note is extended to January 16, 2011, (ii) the interest rate as set forth on the first page of the July 2009 Note is reduced to twelve percent (12%) with such reduced interest rate effective from the date of this Agreement.

Section 1.2  Amendment of November 2009 Note.  The November 2009 Note is hereby amended as follows: (i) the maturity date as set forth on the first page of the November 2009 Note is extended to January 16, 2011 and (ii) the interest rate as set forth on the first page of the November 2009 Note is reduced to twelve percent (12%) with such reduced interest rate effective from the date of this Agreement.

Section 1.3  Termination of Pledge Agreement.  The Pledge Agreement is hereby terminated.  Agile will deliver to Lenco at the time of Closing (as defined below) (i) that certain Stock Certificate No. 2 representing 1,000 shares of AdMax’s common stock (the “AdMax Certificate”) that was pledged pursuant to the Pledge Agreement and that certain and (ii) that certain Assignment Separate from Certificate dated October 21, 2009 regarding the AdMax Certificate with the original signature of Michael Levinsohn (the “Assignment Separate From Certificate”).

Section 1.4  Incentive Shares. In consideration of Agile’s agreement to the extend the maturity dates and reduce the interest rates under the Notes, the Company shall issue to Agile 50,000 shares of Lenco’s Common Stock (the “Incentive Shares”).

ARTICLE II
CLOSING

The closing of the transactions contemplated by this Agreement shall take place simultaneously with the execution of this Agreement (the “Closing”).  At the Closing, Lenco shall deliver to Agile (i) a signed counterpart of this Agreement, (ii) a copy of the irrevocable instructions sent to Lenco’s transfer agent instructing such transfer agent to deliver a certificate representing the Incentive Shares to Agile and (iii) the Legal Fees.  At the Closing, Agile shall deliver to Lenco (i) a signed counterpart of this Agreement, (ii) the AdMax Certificate and (iii) the Assignment Separate From Certificate.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF LENCO

Except as set forth on Schedule 1 to this Amendment, Lenco hereby represents and warrants to Agile that the representations and warranties made by Lenco to Agile in the July 2009 SPA (including the schedules thereto) are true and correct as of the date hereof as if made on and as of the date hereof.  For purposes of clarity, (i) the terms “Investor” in the July 2009 SPA shall refer to Agile, (ii) the term “Securities” in the July 2009 SPA shall refer to the Incentive Shares and (iii) Lenco’s representation regarding the authorization, execution and delivery of the “Loan Documents” in Section 2.3 of the July 2009 SPA shall include the same representation by Lenco and AdMax regarding this Agreement and the issuance of the Incentive Shares.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF AGILE

Agile hereby represents and warrants to Lenco that the representations and warranties made by Agile to Lenco in the July 2009 SPA are true and correct as of the date hereof as if made on and as of the date hereof.  For purposes of clarity, the term “Securities” in the July 2009 SPA shall include the Incentive Shares.

ARTICLE V
REGISTRATION RIGHTS

Each time the Company proposes to register any of its securities under the Securities Act whether for its own account or for the account of holders of its securities or both (except with respect to registration statements on Forms S-4, S-8 or any successor or similar form or “Rule 145” transactions), it shall include in the registration initiated by the Company all of the shares of Common Stock issued or issuable to Agile hereunder (collectively, “Registrable Stock”).  If any particular registration to be effected pursuant to this ARTICLE V shall be, in whole or in part, an underwritten public offering of Common Stock for the account of the Company, the number of shares of Registrable Stock to be included in such an underwriting on behalf of Agile may be reduced if, and to the extent that, the managing underwriter shall be of the opinion (a written copy of which shall be delivered to Agile) that the inclusion of all of the shares of Registrable Stock requested to be included in such underwriting by the Agile would materially and adversely affect the marketing of the Common Stock to be sold by the Company under such registration statement.  The Company shall comply with all legal requirements to maintain “evergreen” any registration statement that includes any Registrable Stock for so long as any Registrable Stock is outstanding that has not yet been sold thereunder until such Registrable Stock is eligible for sale under Rule 144 without volume limitations or restrictions on manner of sale.

ARTICLE VI
MISCELLANEOUS

Section 6.1  Effect on Prior Agreements.  Except as provided herein, all prior agreements between the Parties which have not expired by their terms as of the date of this Agreement shall be unaffected by this Agreement.

Section 6.2  Successors and Assigns.  This Agreement may not be assigned by Lenco, Agile or AdMax without the prior written consent of the other Parties to this Agreement.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

Section 6.3  Governing Law.  This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the Parties shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.  Each of the Parties hereto submits to the personal jurisdiction of and each agrees that all proceedings relating hereto shall be brought in state courts located within Nassau County in the State of New York.

Section 6.4  Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by fax (upon customary confirmation of receipt), or 48 hours after being deposited in the U.S. mail, as certified mail, with postage prepaid, addressed to the Party to be notified at such Party’s address as set forth on the signature page hereto, or as subsequently modified by written notice.

Section 6.5  Transaction Costs.  Lenco shall pay all of the legal fees and expenses up to $5,000 incurred by Agile in connection with this Agreement and the transactions contemplated by this Agreement (the “Legal Fees”).

Section 6.6  Entire Agreement.  This Agreement, the July 2009 SPA, the July 2009 Note, the November 2009 SPA and the November 2009 Note constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersedes any and all prior understandings, arrangements, negotiations or agreements, whether written or oral, relating to the subject matter hereof.  There are no representations, warranties or covenants between the Parties except for those expressly contained in this Agreement, the July 2009 SPA, the July 2009 Note, the November 2009 SPA and the November 2009 Note.  This Agreement may be modified or amended only with the written consent of all of the Parties.

Section 6.7  Counterparts.  This Agreement may be executed in any number of counterparts and may be delivered by facsimile transmission or electronic mail in portable document format or other means intended to preserve the original graphic content of a signature.  Each such counterpart shall be deemed an original and all of which together shall constitute one instrument.

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IN WITNESS WHEREOF, the Parties have duly executed this Securities Purchase and Amendment Agreement as of the date first written above.

LENCO MOBILE INC. By: /s/ Michael Levinsohn Name: Michael Levinsohn Title: President and Chief Executive Officer Address: 345 Chapala St. Santa Barbara, CA 93101

ADMAX MEDIA INC. By: /s/ Thomas Banks Name: Thomas Banks Title: Chief Financial Officer Address: 345 Chapala St. Santa Barbara, CA 93101

AGILE OPPORTUNITY FUND, LLC

By:  AGILE INVESTMENTS, LLC, Managing Member

By:     /s/ David I Propis
Name:  David I. Propis
Title:  Managing Member

Address:
1175 Walt Whitman Road, Suite 100A
Melville, NY 11747

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